                                                                   EXHIBIT 10.09

                      NON-QUALIFIED STOCK OPTION AGREEMENT


                  AGREEMENT, dated as of January 4, 1996, between CTB Holdings,
Inc., a Delaware corporation (the "Company"), and          (the "Optionee").


                              W I T N E S S E T H:

                  WHEREAS, the Company, acting through its Board of Directors (the "Board") has granted to the Optionee, effective as of the date of this Agreement, an option to purchase shares of common stock, $.01 par value per share, of the Company (the "Common Stock"), on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the Optionee is a party to a certain Stockholders Agreement dated as of January 4, 1994 among the Company, the Optionee and the other individuals named therein;

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

                  SECTION 1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

                  "Affiliate" of any Person means any other Person directly or indirectly controlled by, controlling, or under common control with such Person.

                  "Board" means the Board of Directors of the Company.

                  "Cause" means action by the Optionee that constitutes misconduct, dishonesty, the failure to comply with specific directions of the Board of Directors or any senior executive officer of the Company (after having been given a reasonably detailed written notice of, and a period of 20 days to cure, such misconduct or failure), a deliberate and premeditated act against the Company or its Affiliates or the commission of a felony. Any voluntary termination of employment by the Optionee in anticipation of an involuntary termination of the Optionee's employment for Cause shall be deemed to be a termination for Cause.

                  "Cumulative EBITDA" means, with respect to any fiscal year of the Company set forth on Annex I to this Agreement, the actual aggregate amount OF EBITDA of the Company and its consolidated subsidiaries for the period commencing on January 1, 1996, and ending on the last day of such fiscal year (with such period being treated as one accounting period for such purposes).

                  "Cumulative EBITDA Target" means, with respect to any fiscal year of the Company set forth on Annex I to this Agreement, the applicable amount set forth opposite such fiscal year on Annex 1.

                  "EBITDA" means the earnings of the Company's operations as of the date hereof before, without duplication, interest expense, amortization of deferred financing fees and acquisition related bank/financing fees, income taxes, depreciation, amortization (including amortization of increases in inventory arising from application of APB 16), and any management fees owed to ASCP or its affiliates and after all bonus and profit sharing expenses of the Company of any kind (other than expenses relating to performance-based stock option plans).

                  "EBITDA Target" means, with respect to any fiscal year of the Company set forth on Annex I to this Agreement, the applicable amount set forth opposite such fiscal year on Annex I.

                  "Fair Market Value" of a share of Common Stock on any date shall be, if the Common Stock is listed on a national stock exchange, the officially quoted closing price on such stock exchange, or if the Common Stock is listed on the NASDAQ National Market, the officially quoted closing price on NASDAQ, or, if the Common Stock is listed on NASDAQ but not on the National Market, the average of the closing bid and asked prices reported by NASDAQ, in each case on the date as of which the value is to be determined (or if such date is not a trading day, as of the preceding trading day), or if the Common Stock is not so listed, the fair market value determined in good faith by the Board.

                  "Option" has the meaning ascribed to such term in Section 2 of this Agreement.

                  "Option Shares" has the meaning ascribed to such term in
Section 2 of this Agreement.

                  "Person" means any individual, partnership, corporation, group, trust or other legal entity.

                  "Shares" means, collectively, the shares of Common Stock subject to the Option, whether such shares are Option Shares or Vested Shares.

                  "Transaction" means (a) any consolidation or merger of the Company in which the Company is not the surviving corporation other than a merger solely to effect a reincorporation or a merger of the Company as to which stockholder approval is not required pursuant to Sections 251(f) or 253 of the Delaware General Corporation Law, or (b) any sale, lease, exchange or other transfer (other than dividends) (in one transaction or a series of related transactions) of all or substantially all of the assets or earning power of the Company, or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

                  "Vested Shares" means the Option Shares with respect to which the Option is exercisable at any particular time.

                  SECTION 2. Option; Option Price. On the terms and subject to the conditions of this Agreement, the Optionee shall have the option (the
"Option") to purchase up to        shares (the "Option Shares") of Common Stock
at the price of $10 per option Share (the "Option Price").

                  SECTION 3. Term. The term of the Option (the "Option Term") shall commence on the date hereof and expire on the tenth anniversary of the date hereof, unless the Option shall theretofore have been terminated in accordance with the terms of this Agreement.

                  SECTION 4. Time of Exercise.

                  (a) Unless accelerated as otherwise provided in Sections 4(b) or 4(c) of this Agreement, the Option shall become exercisable as to 100% of the Option Shares on the seventh anniversary of the date hereof.

                  (b) (i) On the last day of each of the Company's fiscal years beginning with the fiscal year ending December 31, 1996 through the fiscal year ended December 31, 2000, (each, an "Accelerated Vesting Date"), if the Company's EBITDA for the fiscal year ending on such Accelerated Vesting Date is equal to or exceeds the EBITDA Target for such fiscal year, then the Option shall immediately become exercisable as to 20% of the Option Shares.

                  (ii) Notwithstanding any failure by the Company to meet the EBITDA Target for any fiscal year, the portion of the Option which would have become exercisable pursuant to subsection (i) above on the applicable Accelerated Vesting Date shall become exercisable on a subsequent Accelerated Vesting Date if, with respect to such subsequent Accelerated Vesting Date, the Company's Cumulative EBITDA for the fiscal year ending on such Accelerated Vesting Date is equal to or greater than the Cumulative EBITDA Target for such fiscal year.

                  (c) In the event that American Securities Capital Partners, L.P. and its Affiliates no longer hold any shares of capital stock of the Company nor have any other ownership interest in the Company, any Affiliate of the Company, any sucessor or surviving entity to the Company or any of the

Company's substantial assets, the Option shall immediately become exercisable as to 100% of the Option Shares.

                  (d) In the event the Company makes any capital expenditures not contemplated by the projections upon which the EBITDA and Cumulative EBITDA Targets are based, or consummates any mergers or acquisitions or divestitures (whether of assets or stock or other interests) or other extraordinary transactions, the Board will determine in good faith appropriate adjustments to the EBITDA and Cumulative EBITDA Targets, which adjustments shall he final and binding).

                  (e) Except as otherwise provided in Section 6, the Option shall remain exercisable as to all such Vested Shares until the expiration of the Option Term.

                  SECTION 5. Procedure for Exercise.

                  (a) The Option may be exercised with respect to Vested Shares, from time to time, in whole or in part (but for the purchase of whole shares only), by delivery of a written notice (the "Exercise Notice") from the Optionee to the Company, which Exercise Notice shall:

                  (i) state that the Optionee elects to exercise the Option;

                  (ii) state the number of Vested Shares with respect to which the Optionee is exercising the Option;

                  (iii) include any representations of the Optionee required under Section 8 hereof;

                  (iv) in the event that the Option shall be exercised by the representative of the Optionee's estate pursuant to Section 6, include appropriate proof of the right of such Person to exercise the Option;

                  (v) state the date upon which the Optionee desires to consummate the purchase of such Vested Shares (which date must be prior to the termination of the Option); and

                  (vi) comply with such further provisions as the Company may reasonably require.

                  (b) Payment of the Option Price for the Vested Shares to be purchased on the exercise of the Option shall be made by certified or bank cashier's check payable to the order of the Company, delivery of shares of Common Stock, valued at their Fair Market Value as of the trading day immediately prior to the date of exercise (including shares of Common Stock acquired upon exercise of this Option) or by a combination of any of the foregoing means of payment.

                  (c) As a condition to the exercise of the Option and prior to the issuance of any Vested Shares, the Optionee (or the representative of his estate) shall be required to execute a Stockholders' Agreement (the "Stockholders' Agreement") among the Company, the Optionee (or representative) and the other stockholders of the Company, in the form attached hereto as Annex II.

                  (d) The Company shall be entitled to require as a condition of delivery of the Vested Shares that the Optionee agree to remit when due an amount in cash sufficient to satisfy all current or estimated future federal, state and local withholding and employment taxes relating thereto.

                  SECTION 6. Termination of Employment. All or any part of the Option, to the extent unexercised, shall terminate immediately upon the Optionee's termination of employment with the Company or any of its Affiliates, except that the Optionee shall have until the end of the third month following the date of such termination of employment to exercise any portion of the Option that he could have exercised an the date of such termination of employment; provided, however, that such exercise must be accomplished prior to the expiration of the Option Term. Notwithstanding the foregoing, if the Optionee's termination of employment is due to his Retirement, total and permanent disability (as determined by the Board) or death, the Optionee, or the representative of the estate of the Optionee, as the case may be, may exercise any portion of the Option which the Optionee could have exercised on the date of such termination of employment for a period of six months thereafter; provided, however, that such exercise must be accomplished prior to the expiration of the Option Term. Notwithstanding the foregoing, in the event of a termination of the Optionee's employment with the Company or any of its Affiliates for Cause, the unexercised portion of the Option shall terminate immediately and the Optionee shall have no right thereafter to exercise any part of the Option.

                  SECTION 7. No Rights as a Stockholder. The Optionee shall not have any rights or privileges of a stockholder with respect to any Shares until the date of acceptance by the Company of payment for such Shares pursuant to the exercise of the Option.

                  SECTION 8. Additional Provisions Related to Exercise. In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended, relating to the Shares, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Company that the Option Shares are being acquired for investment only and not with a view to the distribution thereof, and the Optionee shall provide the Company with such further representations and warranties as the Board may reasonably require in order to ensure compliance with applicable federal and state securities, "blue sky" and other laws. No Shares shall be purchased upon the exercise of the Option unless and until the Company and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

                  SECTION 9. Restriction on Transfer.

                  (a) The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 6, by the representative of his estate to the full extent to which the option was exercisable by the Optionee at the time of his death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

                  (b) Any shares issued to the Optionee upon exercise of the Option shall be subject to the restrictions contained in the Stockholders' Agreement and shall be deemed Stock (as defined in the Stockholders' Agreement) for all purposes thereunder.

                  SECTION 10. Restrictive Legend. All stock certificates representing shares issued upon exercise of the Option shall, unless otherwise determined by the Board, have affixed thereto a legend substantially in the following form:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR AN OPINION OF COUNSEL TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED PURSUANT TO THE TERMS OF A STOCKHOLDERS' AGREEMENT AMONG THE ISSUER, THE ORIGINAL HOLDER OF SUCH SHARES AND THE OTHER PARTIES NAMED THEREIN. COPIES OF THE STOCKHOLDERS' AGREEMENT MAY BE OBTAINED WITHOUT CHARGE FROM THE SECRETARY OF THE ISSUER."

                  SECTION 11. Optionee's Employment. Nothing in the Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Optionee's employment or to increase or decrease the optionee's compensation at any time.

                  SECTION 12. Adjustment.

                  (a) Subject to Section 9(b), if the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Board shall make such adjustments in the number and class of shares of stock subject to the Option, and such adjustments to the Option Price, as shall be equitable and appropriate in its good faith judgment under the circumstances.

                  (b) The following rules shall apply in connection with the occurrence of any Transaction:

                  (i) the Optionee shall be given (A) written notice of such Transaction at least 20 days prior to its proposed effective date (as specified in such notice) and (B) an opportunity, during the period commencing with delivery of such notice and ending 10 days prior to such proposed effective date, to exercise the option in full; provided, however, that upon the occurrence of a Transaction, the Option, to the extent not so exercised, shall automatically terminate; and

                  (ii) notwithstanding anything contained in Section 12(b)(i),
Section 12(b)(i) shall not be applicable if provision shall be made in connection with such Transaction for the assumption of the Option by, or the substitution for the Option of new options covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number, kind and option price of shares subject to the Option.

                  (c) The following rules shall apply in connection with Section 12(a) and (b) above:

                  (i) no fractional shares shall be issued as a result of any such adjustment, and any fractional shares resulting from the computations pursuant to Section 12(a) or (b) shall be eliminated without consideration from the Option;

                  (ii) no adjustment shall be made for the issuance to stockholders of rights to subscribe for additional shares at Common Stock or other securities; and

                  (iii) any adjustments referred to in Section 12(a) or (b) shall be made by the Board in its sole discretion and shall be conclusive and binding on the Optionee.

                  SECTION 13. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

             (a)    if to the Company, to it at:

                    CTB Holdings, Inc.
                    c/o American Securities Capital Partners, L.P. 122 East 42nd Street,
                    Suite 2400
                    New York, New York 10168
                    Attention: Michael G. Fisch

                    with a copy to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York 10017
                    Attention: Richard Weisberg

             (b) if to the Optionee, to him at such Optionee's address as most recently supplied to the Company and set forth in the Company's records or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

                  SECTION 14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

                  SECTION 15. Optionee's Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the provisions of this Agreement.

                  SECTION 16. Amendment. This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties.

                  SECTION 17. Governinq Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

                  SECTION 18. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

                  SECTION 19. Entire Agreement. This Agreement (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

                  SECTION 20. Severability. In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement as of the date first written above.

                                       CTB Holdings, Inc.


                                       By:_____________________________________
                                          Name:
                                          Title:



                                       ________________________________________
                                       Name:

                                     ANNEX I

                               Performance Targets
                               (in millions of $)


                For Fiscal                                           Cumulative
               Year ending                 EBITDA                       EBITDA
               December 31                 Target                       Target
               -----------                 ------                       ------
                  1996                     $21.6                          N/A

                  1997                     $24.6                        $46.2

                  1998                     $24.5                        $70.7

                  1999                     $26.8                        $97.5

                  2000                     $29.5                       $127.0